Exhibit 10.43
Compensation Arrangements with Outside Directors
Non-management (outside) directors are paid:
•	a quarterly retainer of $19,375;
•	$2,000 for each in-person Board meeting attended; and
•	$2,000 for each in-person committee meeting attended.
Directors who attend a Board or committee meeting telephonically are paid 75% of the applicable in-person meeting fee.
Chairpersons of the Compensation, Nominating & Governance and Information Technology Oversight Committees will be paid an additional annual fee of $13,500. The Audit Committee chairperson will be paid an additional annual fee of $22,500.
Each outside director who is elected at FedEx’s 2009 annual meeting will receive a stock option for 6,440 shares of FedEx common stock on the date of the 2009 annual meeting. Any outside director appointed to the Board after the 2009 annual meeting will receive a stock option for 6,440 shares of FedEx common stock upon his or her appointment.